Exhibit 99.1

         For Immediate Release

PIEDMONT CENTER FOR SPINAL DISORDERS, P.C.

ACQUIRED BY PAINCARE HOLDINGS, INC.

Danville, Virginia-Based Orthopedic Spine Surgery Practice Expected to Contribute         $1.9 Million in Annual Revenue and $800,000 Operating Income Each Year to PainCare

Orlando, FL – (PR NEWSWIRE) – August 10, 2005 – PainCare Holdings, Inc. (AMEX:PRZ), a leader in the delivery of pain management solutions, including interventional pain management, minimally-invasive spine surgery, orthopedic rehabilitation, ambulatory surgery centers and diagnostics, today announced that is has acquired the non-medical assets of Piedmont Center for Spinal Disorders, P.C. (PCSD), a Danville, Virginia-based orthopedic spine surgery practice.  In connection with the purchase of PCSD’s non-medical assets, PainCare will provide, through a wholly owned subsidiary, ongoing management and administrative services pursuant to a long-term Management Agreement entered into with the successor company to PCSD.

Founded by Lawrence F. Cohen, MD in 2000, PCSD specializes in the diagnosis and conservative and surgical treatment of complex spinal disorders, including degenerative spine diseases, spinal deformities, spinal trauma,  tumor, and infection.  Dr. Cohen, who is certified by the American Board of Orthopaedic Surgery and is Fellowship Trained in Orthopedic Spine Surgery, concentrates on treating neck and back disc herniations, failed spine surgery, minimally invasive spine surgery and complex reconstructive procedures using the latest, high tech surgical techniques and procedures.  Based on its historical operating performance, PCSD is expected to contribute over $1.9 million in annual revenues and $800,000 in operating income to PainCare each year.

The terms of the acquisition provided for PainCare to pay Dr. Cohen total consideration of up to $4 million, payable in equal cash and stock payments.  In keeping with PainCare’s primary acquisition model, 50% of the total consideration, or $2 million ($1 million in cash and 263,400 shares of restricted common stock valued at $1 million), was paid at closing.  The remaining balance of $2 million will be paid over three years pursuant to certain contractual financial benchmarks being achieved by PCSD.

Commenting on the acquisition, Dr. Cohen stated, “We have been very impressed with PainCare’s proven and successful track record of profitably growing well established medical practices through the introduction of its proprietary ancillary service programs, key staff additions and other strategic expansion initiatives.  We are very excited to be joining the PainCare team, and are confident that our patients will ultimately benefit from PainCare’s intrinsic base of specialized knowledge shared by the Company’s national network of pain management and orthopedic experts.”

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare is rapidly emerging as one of North America's leading providers of cost-effective, high-tech pain relief. The Company has established and is aggressively expanding a highly specialized, professional health services organization that is comprised of many internationally renowned neuro- and orthopedic surgeons, physiatrists and pain management specialists. Specifically, PainCare's cadre of medical professionals offers pain sufferers a wide range of modalities including interventional pain management, minimally invasive spine surgery and orthopedic rehabilitation.

Through acquired or managed practices, and in partnership with independent physician practices, group practices and medical institutions throughout the country, PainCare also offers numerous ancillary services including MedX-Direct, a proprietary, on-site, turnkey orthopedic rehabilitation program; EDX-Direct, a comprehensive electro-diagnostic medicine program; diagnostic imaging services; Intra Articular Joint Program, a proprietary, non-operative treatment protocol for addressing knee pain and stiffness caused by osteoarthritis; and medical real estate services. In addition, the Company owns and operates five ambulatory surgery centers located in the southeast region of the United States.

For more information on PainCare Holdings, please visit http://www.paincareholdings.com

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks :the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins ;the inability to attract new patients by our owned practices, the managed practices and the limited management practices ;increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission.  The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.   In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Media Relations

Mike Krutzler, Higher Advertising, Inc.

at 407.447.1340 or via email at Mike@highadvertising.com

Investor Relations

Stephanie Noiseux, Elite Financial Communications Group, LLC

at 407.585.1080 or via email at prz@efcg.net